UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Medtronic Global Holdings S.C.A.

(Exact name of registrant as specified in its charter)

Luxembourg	98-1202865
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3b, boulevard Prince Henri Luxembourg City, 1724 Luxembourg
(Address of principal executive offices)	(Zip Code)

Medtronic Public Limited Company

(Exact name of registrant as specified in its charter)

Ireland	98-1183488
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

20 On Hatch, Lower Hatch Street Dublin 2 Ireland
(Zip Code)

Medtronic, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	41-0793183
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

710 Medtronic Parkway Minneapolis, Minnesota	55432
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Floating Rate Senior Notes due 2021 0.000% Senior Notes due 2021 0.375% Senior Notes due 2023 1.125% Senior Notes due 2027 1.625% Senior Notes due 2031 2.250% Senior Notes due 2039	New York Stock Exchange LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:

333-215895

(If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Medtronic Global Holdings, S.C.A. (“Medtronic Luxco”), Medtronic Public Limited Company (“Medtronic plc”), and Medtronic, Inc. (“Medtronic, Inc.” and together with Medtronic Luxco and Medtronic plc, the “Registrants”) have filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), a prospectus supplement, dated March 4, 2019 (the “Prospectus Supplement”), and the accompanying prospectus, dated February 3, 2017 (the “Base Prospectus”). The Prospectus Supplement relates to the issuance and sale by Medtronic Luxco of €500,000,000 principal amount of its Floating Rate Senior Notes due 2021 (the “Floating Rate Notes”), €1,500,000,000 principal amount of its 0.000% Senior Notes due 2021 (the “2021 Notes”), €1,500,000,000 principal amount of its 0.375% Senior Notes due 2023 (the “2023 Notes”), €1,500,000,000 principal amount of its 1.125% Senior Notes due 2027 (the “2027 Notes”), €1,000,000,000 principal amount of its 1.625% Senior Notes due 2031 (the “2031 Notes”) and €1,000,000,000 principal amount of its 2.250% Senior Notes due 2039 (the “2039 Notes”, and together with the Floating Rate Notes, the 2021 Notes, the 2023 Notes, the 2027 Notes, and the 2031 Notes, the “Notes”). The Notes will be fully and unconditionally guaranteed by Medtronic plc and Medtronic, Inc. The Base Prospectus forms a part of the Registrants’ Registration Statement on Form S-3 (File No. 333-215895), filed with the Commission on February 6, 2017.

Item 1. Description of Registrant’s Securities to be Registered.

The information required by this item is incorporated by reference to the information contained in the sections captioned “Description of Notes” in the Prospectus Supplement and “Description of Debt Securities of Medtronic Global Holdings S.C.A.” in the Base Prospectus. Copies of such descriptions will be filed with the New York Stock Exchange.

Item 2. Exhibits.

Exhibit No.	Description

4.1	Base Indenture, dated as of as March 28, 2017, among Medtronic Global Holdings S.C.A., Medtronic, Inc. and Medtronic plc and Wells Fargo Bank, N.A., as trustee (“Medtronic Luxco Senior Indenture”) (incorporated by reference to Exhibit 4.1 to Medtronic plc’s Form 8-K, filed on March 28, 2017)

4.2	Second Supplemental Indenture to Medtronic Luxco Senior Indenture, dated as of March 7, 2019 between Medtronic plc, Wells Fargo Bank, N.A. as trustee, and Elavon Financial Services DAC, UK Branch (incorporated by reference to Exhibit 4.1 to Medtronic plc’s Form 8-K, filed on March 7, 2019)

4.3	Agency Agreement, dated as of March 7, 2019, between Medtronic Luxco, Wells Fargo Bank, N.A., as trustee, Elavon Financial Services DAC, UK Branch, as paying agent, Elavon Financial Services DAC, UK Branch, as calculation agent, and Elavon Financial Services DAC, as transfer agent and registrar (incorporated by reference to Exhibit 4.2 to Medtronic plc’s Form 8-K, filed on March 7, 2019)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, each Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MEDTRONIC GLOBAL HOLDINGS S.C.A., a Luxembourg corporate partnership limited by shares (société en commandite par actions) represented by Medtronic Global Holdings GP S.à.r.l. its General Partnership, in turn acting by

By:	/s/ Erik De Gres

Name: Erik De Gres
Title: Managing Director

MEDTRONIC PUBLIC LIMITED COMPANY

By:	/s/ Karen L. Parkhill

Name: Karen L. Parkhill
Title: Executive Vice President and Chief Financial Officer

MEDTRONIC, INC.

By:	/s/ Karen L. Parkhill

Name: Karen L. Parkhill
Title: Executive Vice President and Chief Financial Officer

Dated: March 7, 2019